Exhibit 10.6
LEASE AGREEMENT
THIS LEASE is entered into as of this 1st day of May, 2008, by and between 2639 Executive Building LLC (hereinafter referred to as “Landlord”), and Endocyte Inc. (hereinafter referred to as “Tenant”).
WITNESSETH:
NOW, THEREFORE, in consideration of the premises, the parties hereto covenant and agree as follows:
1.	Leased Premises. Landlord hereby leases to Tenant, and Tenant hereby accepts in an “as is” condition and leases from Landlord, that storage space located at [*] (such space hereinafter referred to as the “Leased Premises”). Tenant is hereby granted the non-exclusive right to use the walkways, and drive.

2.	Term. The term of this Lease shall be for a period of three (3) years, commencing May 1, 2008, and continuing until April 30, 2011.

3.	Rental. That the Tenant shall pay as rent for the leased premises the sum of $775.00 (Seven-hundred and seventy-five dollars) per month beginning May 1, 2008, which rent shall be due on the first of each month. The rent shall be paid to Landlord without notice or demand and without abatement, deduction or set-off, except as herein otherwise provided. Rent shall increase to $875.00 per month for any rent received after the 3rd of the month due or for which a defficient check is given. Rent shall increase three percent per year effective May 1st 2009 and increasing on May 1st of each year.

Renewal This lease shall automatically renew every three year period, but may be terminated by either party giving notice to the other in writing 120 days prior to the end of the three year lease period. All rental checks shall be made payable to 2639 Executive Building LLC and shall be sent to 2639 Yeager Road, West Lafayette, Indiana 47906.

4.	Use of Leased Premises. Tenant shall use the Leased Premises for the purpose of storage. IT IS AGREED THAT NO SMOKING SHALL BE PERMITTED IN THE LEASED PREMISES OR WITHIN THE BUILDING OF WHICH IT IS A PART.

5.	Signs and Lights. Tenant shall not construct or place sign, exterior lighting, or other structures projecting from the exterior of the Leased Premises or the

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

building without the written consent of the Landlord. At expiration or termination of this Lease, Tenant shall remove all signs or other structures at Tenant’s expense, and shall repair any damage caused by such removal.

6.	Repair and Maintenance. Tenant shall, at Tenant’s sole cost and expense, repair and maintain the Leased Premises in excess of ordinary wear and tear.

The Landlord shall at all times during the term of the Lease maintain and repair the building of which the Leased Premises are a part, and shall also maintain and repair the common areas, including the sidewalks, drive and parking area.

7.	Alterations. Tenant shall make no alterations, improvements, or changes to the Leased Premises without the prior written consent of the Landlord. Any authorized alterations, improvements or changes shall be at the expense of the Tenant and shall become the property of the Landlord and remain on the Leased Premises at expiration or termination of this Lease.

Tenant shall be permitted to replace keyed entry and have sole access to leased premises. A key shall be provided to the Landlord if locks are changed. Landlord upon notification shall have the right to enter the leased premises to check maintenance of area, to show property to insurance or lending representative, or for emergencies. This will be done in a manner so as not to interfere with research conditions.

8.	Indemnification and Liability Insurance. Landlord and their agents and employees shall have no liability to Tenant for any injury or damages to Tenant, his agents, employees, clients or customers, or to any property of tenant regardless of the cause. Tenant covenant to indemnify and save Landlord, their agents and employees harmless from and against any and all liability, damages, expenses, fees, penalties, actions, cause of actions, suits, costs, claims or judgments arising from injury or death during the term of this Lease to any persons or property in or about the Leased Premises from any cause whatsoever. Tenant shall procure and maintain during the term of this Lease public liability and property damage insurance with respect to the Leased Premises and Tenant’s use and occupancy thereof, insuring Landlord and Tenant from all causes, including their own negligence, naming Landlord as an additional insured and having minimum limits of liability of $1,000,000. Such policy shall contain a clause that the insurer will not cancel or change the insurance without first giving Landlord and Tenant thirty (30) days prior written notice. Tenant shall deliver to Landlord a copy of the policy or a certificate of insurance maintained pursuant to this paragraph. If Tenant fails to procure such insurance, Landlord may at their option procure the same for Tenant and Tenant thereof shall pay the cost to Landlord as additional rent as billed.

9.	Casualty Insurance. Tenant shall be liable to Landlord for the cost of repairing any damage to the Leased Premises or to the building of which it is a part caused by the act of neglect of Tenant, his agents, employees or invitees, to the extent such damage is not insured or insurable by Landlord under standard fire and extended coverage insurance policies containing customary deductible provisions.

10.	Damage or Destruction. If fifty percent (50%) or more of the Leased Premises are damaged or made untenantable by fire or other casualty and Landlord elects not to restore it, then Landlord may, by written notice to Tenant given within thirty (30) days after the date of such casualty, terminate this Lease. Landlord shall be under no duty or obligation to repair, restore or rebuild the same. Such termination shall become effective as of the date of the casualty if the Leased Premises are untenantable, otherwise as of a date thirty days following the service of the notice of lease termination. Unless this Lease is terminated as hereinabove provided, Landlord shall restore all damaged portions of the Leased Premises at Landlord’s expense with reasonable promptness except for Tenant’s improvements, which shall be restored at the expense of the Tenant. In the event of termination of this Lease, rent shall be prorated on a per diem (30-day month) basis and paid only to effective date of such termination. If the Leased Premises are untenantable but this Lease is not terminated, all rent shall abate from the casualty date until the Leased Premises are substantially restored and reasonably accessible for occupancy by Tenant, if part of the Leased Premises are untenantable, rent shall be prorated on a per diem basis and apportioned in accordance with the part of the Leased Premises which is usable by tenant until the damaged part is ready for Tenant’s occupancy. In all cases, due allowance shall be made for reasonable control. Landlord shall have no duty to repair, restore, or replace Tenant improvements, including but not limited to wall and floor coverings, light fixtures, built-in cabinets and bookshelves, and to the contrary in this Lease, Tenant shall not have the right to terminate this Lease and rental shall in not event abate if the casualty was caused by the act or neglect of Tenant or his employees, agents or invitees.

11.	Utilities and Janitorial Service. Tenant shall be responsible for all utilities including, but not limited to heating, cooling and electrical for the Leased Premises. Tenant shall remove all waste materials from leased premises. Waste will be disposed of off site of Executive Building LLC property.

12.	Real Estate Taxes. Landlord shall pay all real estate taxes for the Leased Premises and the building of which the Leased Premises are a part.

13.	Assignment and Subletting. Tenant shall not assign this Lease nor any rights hereunder nor sublet the Leased Premises, in whole or in part, nor allow any other person to occupy or use the leased Premises.

14.	Events of Default by Tenant. The occurrence of any one or more of the following events constitutes a default (“Default”) by Tenant under this Lease:
a)	Failure by Tenant to pay any installment of rent when the same is due and the failure continues for five (5) days;

b)	Failure by Tenant to pay, within ten (10) days after written notice from Landlord, any other sums due and payable from Tenant to Landlord under this lease.

c)	Failure by Tenant to cure forthwith, promptly after receipt of notice from Landlord, any hazardous condition which Tenant has created in violation of law or of this Lease;

d)	Failure by Tenant to observe or perform any other covenant, term or condition of this Lease if such failure continues for thirty (30) days after written notice to Tenant by Landlord, unless the nonobservance of nonperformance is of a nature that it cannot be corrected in thirty days wand Tenant has commenced observance or performance and is pursuing it with diligence;

e)	The levy upon under execution or the attachment by legal process or the leasehold interest of Tenant, or the filing or creation of a lien in respect of such leasehold interest which Tenant does not discharge within thirty days;

f)	Failure by Tenant to observe or perform any of the covenants in respect to assignment and subletting;

g)	Tenant vacates or abandons the Leased Premises;

h)	Tenant becomes insolvent or bankrupt or admits in writing his inability to pay his debts as they mature, or makes an assignment for the benefit or creditors, or applies for or consents to the appointment of a trustee or receiver for Tenant or the major part of his property;

i)	A trustee or receiver is appointed for Tenant or for the major part of its property and is not discharged within thirty days after such appointment;

j)	Any proceedings for relief under any bankruptcy law, or similar law for relief of debtors, are instituted by or against Tenant, and, if instituted against Tenant, are allowed against him or are consented to by him, or are not dismissed within sixty days after such institution.
15.	Landlord’s Remedies Upon Default. Upon the occurrence of any Default by Tenant, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative and shall not operate to exclude or deprive Landlord of any other right or remedy allowed them by law.
a)	Landlord may terminate this Lease by giving written notice of Landlord’s intention so to do, in which event the term shall end, and all right, title and interest of the Tenant hereunder shall expire on the date stated in such notice;

b)	Landlord may terminated the right of Tenant to possession of the Leased Premises without terminating this Lease by giving written notice to Tenant that Tenant’s right of possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Leased Premises or any part thereof shall cease on the date stated in such notice; and

c)	Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all monies due or to become due from Tenant under any of the provisions of this Lease.
If the Landlord exercises either of the remedies provided in subparagraphs (a) and (b) of this paragraph, Tenant shall surrender possession and vacate the Leased Premises immediately and deliver possession thereof to Landlord, and Landlord may then or at any time thereafter re-enter and take complete license so to do being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without relinquishing Landlord hereunder of by operation of law.
If the Landlord terminates the right of Tenant to possession of the Leased Premises without terminating this Lease, such termination of possession shall not release Tenant, in whole or part, from Tenant’s obligation to pay the rental hereunder for the full lease term, and the aggregate amount of the base rent for the period from the date stated in the notice terminating possession to the end of the term of this Lease shall at once mature and be immediately due and payable by tenant to Landlord, together with any and all other monies due hereunder, and Landlord shall have the right to immediate recovery of all such amounts. In addition, Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all additional rent and any other sums thereafter accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the term of this Lease. Landlord may make repairs, alterations and additions in or to the Leased Premises and redecorate the same to the extent deemed by Landlord necessary or desirable and in connection therewith change the locks, and Tenant shall upon demand pay the cost thereof together with Landlord’s expenses of reletting. Landlord may collect the rents from any such reletting and apply the same first to the payment of the expenses of re-entry, redecoration, repairs and alterations and the expenses of reletting and second to the payment of rental herein provided to be paid by Tenant, and any excess or residue shall operate only as an offsetting credit to be paid by Tenant, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely; provided, that in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate such which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no Default occurred. No such re-entry or repossession, repairs, alterations and additions, or reletting shall be construed as eviction or ouster of Tenant or shall operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder; and Landlord may, at any time, sue and recover judgment for nay deficiencies from time to time remaining after the application, from time to time, of the proceeds of any such reletting.
If this Lease is terminated by Landlord as provided for by subparagraph (a) of this paragraph, Landlord shall be entitled to recover from Tenant all the fixed basic rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or in respect of all of which tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including court costs and attorney fees incurred by Landlord in the enforcement of (its) rights and remedies hereunder; and in addition, Landlord shall be entitled to recover as damages an amount equal to the remaining rents for the remainder of the term of this Lease, as an amount to the remaining rents for the remainder of the term of this Lease, as well as all other additional sums payable by Tenant, or for which Tenant is liable or in respect of which Tenant had agreed to indemnify Landlord under any of the provisions of this Lease had this Lease not been terminated. In addition, Landlord makes repairs, alterations and additions in or to the Leased Premises and redecorate the same to the extent deemed by the Landlord necessary or desirable and in connection therewith change the locks to the Leased Premises, and Tenant shall be liable for the costs thereof. Landlord may collect the rents from any reletting, if any, and apply the same first to the expenses of re-entry, redecoration, repairs and alterations and the expenses of reletting, and second to the payment of rental herein provided to be paid Tenant, and any excess or residue shall operate only as offsetting credit against the amount of rental as the same thereafter becomes due and payable hereunder, but Tenant shall have no right, title or interest in such excess or residue and it shall belong to Landlord solely; provided, that in no event shall Tenant be entitled to a credit on indebtedness to Landlord in excess of the aggregate sum which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no Default occurred.
16.	Surrender of Premises. At the expiration of the term of this Lease, Tenant shall peaceably deliver up to Landlord possession of the Leased Premises, together with all improvements and additions upon, by whomsoever made except as provided, in the same condition as received, ordinary wear and tear, condemnation, and damage by casualty excepted. Upon termination of this Lease, Tenant shall, at Tenant’s expense, remove all trade fixtures, office furniture and equipment installed by Tenant, unless otherwise agreed to in writing by Landlord. Tenant shall also repair any damage caused by such removal. Property not so removed shall be deemed abandoned at the expiration of the term of the Lease by Tenant and title thereto shall thereupon pass to Landlord. Tenant shall indemnify Landlord against any loss or liability resulting from delay by Tenant in so surrendering the Leased Premises, including without limitation, any claims made by any succeeding Tenant founded on such delay.

17.	Holding Over. Any holding over after the expiration of this Lease with the Consent of the Landlord shall be construed to be a tenancy from month to month, at the same monthly rental and upon the same remaining terms of this Lease, so far as applicable.

18.	Security Deposit. Tenant has deposited with Landlord the sum of $775.00 Seven hundred and seventy-five dollars , the receipt of which is acknowledged by Landlord, as security for the full and faithful performance of each term, provision, covenant, and condition of this Lease. In the event Tenant defaults in respect of any of the terms, provision, covenants, or conditions hereof, including but not limited to payment of rent, Landlord may use, apply, or retain the whole of any part of such security for the payment of any rent in default or for any other sum which Landlord may spend or be required to spend by reason of Tenant’s default. If Tenant shall comply fully with the terms of this Lease, the security or any balance thereof shall be returned to Tenant. Tenant shall not be entitled to any interest on such security deposit. If Landlord sells the Leased Premises or the real estate of which it is a part, Landlord may transfer or deliver the security, as such, to the purchaser, and thereupon the Landlord shall be discharged from any further liability in reference thereto.

19.	Waiver. The waiver by Landlord of any term, convenient, or condition of this Lease shall be in writing, and a waiver or failure of the Landlord to take action with respect to any breach of any term, convenient or condition shall not be deemed to be a waiver of such term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant, or condition of this Lease, other than the failure of Tenant to any particular rental so accepted, regardless of Landlord’s knowledge of such preceding breath at the time of acceptance of such rent.

20.	Notices. All notices required under this Lease shall be in writing and given in person or sent certified mail, return receipt requested, as follows:
a)	if to Landlord, at 2639 Yeager Road, West Lafayette, Indiana 47906.

b)	if to Tenant, at:
Endocyte
3000 Kent Avenue
Suite Al-100
West Lafayette, IN 47906
or at such other address as may be given be either party in writing, in person by certified mail. Notice, if made by certified mail, shall be deemed given on date of postmark.

21.	Quiet Enjoyment. Landlord covenants that Tenant, upon payment of the rental and performance of the terms and conditions of this Lease, shall peacefully and quietly hold, occupy and enjoy the Leased Premises and drive and parking area throughout the term hereof.

22.	Accord and Satisfaction. Landlord is entitled to accept, receive and cash and deposit any payment made by Tenant for any reason or purpose or in any amount whatsoever, and apply the same at Landlord’s option to any obligation of Tenant and the same shall not constitute payment of any amount owed except that to which Landlord has applied the same. No endorsement or statement on any check or letter of Tenant shall be deemed an accord and satisfaction or otherwise recognized for any purpose whatsoever. The acceptance of any such check or payment shall be without prejudice to Landlord’s right to recover any and all amounts owed by Tenant hereunder and Landlord’s right to pursue any other available remedy.

23.	Time of the Essence. Time is of the essence of this Lease, and of each and every term, covenant, condition and provision hereof.

24.	Severability. If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

25.	Costs and Expenses. Tenant shall pay costs and expenses, including court costs and attorney’s fees, incurred by Landlord in enforcing any of the obligations of this Lease or incurred by Landlord in any litigation, negotiation or transaction relating to, or arising out of, this Lease in which Landlord, without fault, becomes involved or concerned.

26.	Binding Effect. This Lease shall be binding upon and insure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. If Tenant is more than one person, the liability of each such person shall be joint and several.

27.	Entire Agreement. This Lease constitutes the entire agreement between the parties and may not be modified except in writing, signed by both parties.

28.	Applicable Law. This Lease shall be construed and enforced in accordance With the laws of the State of Indiana.

IN WITNESS WHEREOF, the parties have executed this instrument as of the date first above written.
LANDLORD:
2639 Executive Building LLC

/s/ Lynn Strycker	4/25/08
Lynn Strycker	Date

TENANT:

/s/ Mike Sherman Mike Sherman	4/25/08 Date
CFO, Endocyte